Investor Relations
INTERNATIONAL

CHINA ARCHITECTURAL ENGINEERING

FOR FURTHER INFORMATION:

AT INVESTOR RELATIONS INTL:
Haris Tajyar
Managing Partner
Ph: 818-382-9702
htajyar@irintl.com

FOR IMMEDIATE RELEASE
JUNE 16, 2008

CHINA ARCHITECTURAL ENGINEERING FEATURED IN GENE MARCIAL'S "INSIDE WALL STREET" COLUMN IN BUSINESSWEEK

ZHUHAI, China, & LOS ANGELES—June 16, 2008 -- China Architectural Engineering, Inc. (CAE) (NASDAQ/GS: CAEI), a leader in the design, engineering, fabrication and installation of high-end building envelope systems, today announced that it has been featured in Gene Marcial's "Inside Wall Street" column, expected to be published globally in this week's June 16th issue of *BusinessWeek*. Mr. Marcial has been the author of *BusinessWeek's* "Inside Wall Street" for the past 26 years after serving as a columnist for *The Wall Street Journal*.

The column talks about the increasing demand for CAE's products and services, the Company's success in expanding internationally and also includes comments from one of the Company's analysts as well as an institutional investor.

To request a reprint of the article or to be added to China Architectural Engineering's investor lists, please contact Haris Tajyar at htajyar@irintl.com or at 818-382-9702 or visit *BusinessWeek's* website at www.businessweek.com.

This press release does not suggest or imply an endorsement by the Company of any recommendation or reference included in any publication by unrelated parties.

About China Architectural Engineering

China Architectural Engineering, Inc. (CAE) (NASDAQ/GS :CAEI), which began operations in 1992, has maintained a leading position in the global commercial construction industry by providing timely, high-quality, reliable, fully integrated and cost-effective service solutions to its clients utilizing specialized technical expertise in the design, engineering, fabrication and construction of structural exterior cladding systems. It specializes in high-end curtain wall systems (including glass, stone & metal curtain walls), roofing systems, steel construction systems, eco-energy saving building conservation systems and related products, for public works and commercial real estate projects.

CAE has worked with world-renowned architects and building engineers from China and other countries and has completed over 100 large, complex and unique projects throughout China, Hong Kong, Macau, Australia and Southeast Asia, including numerous award-winning landmark buildings in many of Asia's major cities. It is now capitalizing on its industry-leading expertise by expanding aggressively beyond China into some of the most active construction markets in the world, including the Middle East, Central Asia, United States and Eastern Europe.

For further information on China Architectural Engineering please visit www.caebuilding.com.

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